Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) of Amgen Inc. for the registration of up to 98,286,358 shares of its common stock and the incorporation by reference therein of our report dated January 22, 2002, with respect to the consolidated financial statements and schedule of Amgen Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/   ERNST & YOUNG LLP

Los Angeles, California
October 18, 2002